Deloitte & Touche LLP Suite 400 1601 Wewatta Street Denver, CO 80202 USA Tel: +1 303 292 5400 Fax: +1 303 312 4000 www.deloitte.com

January 30, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the text related to the change in independent registered public accounting firm contained within the semi-annual report for the period ended November 30, 2022 expected to be filed on Form N-CSRS by Virtus Opportunities Trust on or about January 31, 2023, and we agree with the statements made therein.

Yours truly,